NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES 3RD QUARTER AND NINE MONTHS RESULTS FOR FISCAL 2021; INCOME INCREASES 125%

·	Net Income increased 125% to $4.3 million for the quarter ended March 31, 2021 as compared to the corresponding quarter one year ago.
·	Income from Operations increased 58% to $4.1 million for the quarter ended March 31, 2021, as compared to the corresponding quarter one year ago.
·	Diluted Net Income per Common Share Available to Common Stockholders increased 200% to $0.54 for the quarter ended March 31, 2021 as compared to the corresponding quarter one year ago.
·	Cash and Cash Equivalents increased 11% to $40.8 million at March 31, 2021 as compared to the year-end, June 30, 2020.
·	Total Revenues-Net increased 6% to $23.1 million for the quarter ended March 31, 2021, versus the corresponding quarter one year earlier.
·	COVID-19 drastically affected imaging center scan volumes during this past year. However, total scan volume for quarter ended March 31, 2021 was 44,515, about the same as is was in the corresponding quarter one year ago.
·	FONAR’s subsidiary HMCA now has 39 MRI scanners under its management as compared to 36 scanners one year ago.
·	Net Book Value per common share increased 7% to $20.37 at March 31, 2021 as compared to the corresponding quarter one year ago.

MELVILLE, NEW YORK, May 13, 2021 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the 3rd Fiscal Quarter and Nine Months period ended March 31, 2021. FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA).

Operating Results

Total Revenues-Net increased 6% to $23.1 million for the third fiscal quarter ended March 31, 2021 as compared to $21.7 million for the third fiscal quarter ended March 31, 2020. Total Revenues-Net for the nine-month period ended March 31, 2021 were $65.2 million as compared to $64.9 million for the nine-month period ended March 31, 2020.

Income from Operations increased 58% to $4.1 million for the third fiscal quarter ended March 31, 2021 as compared to $2.6 million for the third fiscal quarter ended March 31, 2020. Income from Operations for the nine-month period ended March 31, 2021 was $13.3 million as compared to $13.1 million for the nine-month period ended March 31, 2020.

Net Income increased 125% to $4.3 million for the third fiscal quarter ended March 31, 2021 as compared to $1.9 million for the third fiscal quarter ended March 31, 2020. Net Income for the nine-month period ended March 31, 2021 was $11.5 million as compared to $10.6 million for the nine-month period ended March 31, 2020.

Diluted Net Income Per Common Share Available to Common Shareholders increased 200% to $0.54 for the third fiscal quarter ended March 31, 2021 as compared to $0.18 for the third fiscal quarter ended March 31, 2020. Diluted Net Income Per Common Share Available to Common Shareholders, for the nine-month period ended March 31, 2021 increased 23% to $1.35 as compared to $1.10 for the nine-month period ended March 31, 2020.

Total Costs and Expenses were $19.0 million for the third fiscal quarter ended March 31, 2021 and March 31, 2020. Total Costs and Expenses for the nine-month period ended March 31, 2021 was $52.0 million and were $51.8 million for the nine-month period ended March 31, 2020.

Selling, general & administrative expenses (SG&A) decreased 15% to $6.1 million for the quarter ended March 31, 2021 as compared to $7.2 million for the quarter ended March 31, 2020. SG&A increased 7% to $16.8 million for the nine month period ended March 31, 2021 as compared to $15.7 million for the nine period ended March 31, 2020.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at March 31, 2021 increased 11% to $40.8 million as compared to the $36.8 million at June 30, 2020.

Total Assets at March 31, 2021 were $185.3 million as compared to $180.3 million at June 30, 2020.

Total Liabilities at March 31, 2021 were $50.5 million as compared to $54.0 million at June 30, 2020.

The ratio of Total Assets / Total Liabilities increased 10% to 3.7 at March 31, 2021 as compared to 3.3 at June 30, 2020.

Total Current Assets at March 31, 2021 were $103.6 million as compared to $95.9 million at June 30, 2020.

Total Current Liabilities at March 31, 2021 were $17.1 million as compared to $18.7 million at June 30, 2020.

Working Capital increased 12% to $86.5 million at March 31, 2021 as compared to $77.2 million at June 30, 2020.

Net Book Value per Common Share increased 7% to $20.37 at March 31, 2021 as compared to $19.10 at March 31, 2020, one year ago.

Cash Flow Item

Operating Cash Flow decreased 6% to $13.1 million for the nine month period ended March 31, 2021 as compared to $13.9 million for the nine month period ended March 31, 2020.

Significant Event

On March 9, 2021, FONAR rang the Nasdaq Stock Market Closing Bell, to celebrate the 50th birthday of MRI. Fifty years ago, in March 1971, the widely-read journal Science published “Tumor Detection by Nuclear Magnetic Resonance” by FONAR founder and chairman Dr. Raymond V. Damadian. This journal article explained Dr. Damadian’s discovery that there is a marked difference in the relaxation time of the NMR (MRI) signals between normal and cancerous tissues of the same type, as well as between different types of normal tissues.

Soon scientists around the world began repeating his experiment to learn for themselves about his discovery. They often cited his works in their own peer reviewed publications and Dr. Damadian’s publication in Science is often referred to as the beginning of MRI.

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MARCH 9, 2021
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Nasdaq Headquarters, Times Square, New York, NY

Dr. Damadian said, “I got my first idea for MRI in 1969, and in 1970 made the discovery that is the basis for the making of every MRI image ever produced and the foundation of the MRI industry. The discovery resulted in the generation of the pronounced pixel contrast that was deficient in traditional medical imaging technology (X-ray, CT, 4%) and was needed for adequate visualization of the body’s vital organs and assessment of their well-being. The discovery raised the pixel contrast of medical imaging, and the pronounced elaboration of image detail it generates to 131%.”

As reported in edubilla.com: “But without this discovery of the profound sensitivity of the relaxation time to different tissue types and malignant tissue THERE WOULD BE NO PICTURE AT ALL.”

Dr. Damadian’s discovery, as reported in Science 1971, soon led to the first patent application in MRI in 1972.

On July 3, 1977 Dr. Damadian, with his two post doctorate students, Lawrence Minkoff, Ph.D., and Michael Goldsmith. Ph.D., made the world’s first MRI scan on the first ever MRI scanner they built and named ‘Indomitable.’

Dr. Damadian began FONAR, the world’s first dedicated MRI Company in 1978, and the Company installed the world’s first commercial MRI in 1980.

In 1981 FONAR became a NASDAQ-listed company and 40 years later has delightedly marked the 50th anniversary of the birth of MRI by ringing the Nasdaq Stock Market Closing Bell.

FONR | NasdaqListed
"Fifty years ago my father, Dr. Raymond V. Damadian, made the discovery that created the entire MRI industry. Today, FONAR's history of MRI innovations and continuing success proudly extends his legacy."
RAYMOND V. DAMADIAN,
M.D., Chairman and Founder, FONAR Corporation
TIMOTHY R. DAMADIAN
President and CEO, FONAR Corporation

The above, part of the Nasdaq Closing Bell Ceremony, was shared on social media.

Management Discussion

President and CEO Timothy R. Damadian commented on the performance of the Company's management subsidiary over the past year. “As of March 31, 2021, we completed twelve full months of operation under the cloud of the COVID-19 pandemic. In the first three of those twelve months, ending June 30, 2020, total scan volume at HMCA-managed sites was down by 42% compared to what is was in the corresponding period one year earlier. In the next three months, ending September 30, 2020, we were down by 12%. In the next three months, ending December 2020, we were down by 5%. Finally, in the last three months, ending March 31, 2021, we were down only 1%. It’s been a remarkable recovery, thanks to the hard work of our management team, our site employees, and our headquarters’ staff.

“At the very end of March, we acquired a Stand-Up® MRI facility in Yonkers, New York, bringing the total number of HMCA-managed MRIs to 39. Physicians had been referring patients to this location for years, so we’ve been focused on preserving the existing business by continuing to provide the high quality service that they were accustomed to. By employing the marketing techniques and enhanced services that have made other HMCA-managed facilities successful, we expect to see substantial growth at this new location.”

Mr. Damadian concluded, “We have a very strong balance sheet. With Cash and Cash Equivalents at $40.8 million and relatively little debt, the Company’s liquidity puts us in an excellent position to expand our network of HMCA-managed facilities through acquisitions or establishing de novo sites.”

Chairman of the Board, Raymond V. Damadian, M.D., said, “It’s pleasing to see the Company continue to be profitable. Timothy has put together a highly competent management team that is doing a wonderful job. Since they took the reins in 2010, Total Revenues-Net have increased from $31.8 million in Fiscal Year 2010 to $85.6 million in Fiscal Year 2020, representing an effective annual growth rate of 10%.

Dr. Damadian remarked, “The FONAR UPRIGHT® Multi-Position™ MRI continues to be a favorite scanner among patients and physicians. This is especially true when it comes to the spine and it is our experience that the FONAR UPRIGHT® Multi-Position™ MRI will often see pathology that is missed by recumbent-only MRI scanners. On the other hand, we have not heard of a recumbent scanner that has seen pathology in the spine that is missed by the FONAR UPRIGHT® Multi-Position™ MRI. The reason for this is simple. The UPRIGHT® MRI images patients in their full weight-bearing position that enables visualization of the spine subjected to its full normal weight load. The impact of the body’s weight load on the spine’s anatomy and existing pathology is not visualized in the recumbent-only position provided by the conventional MRI.

“Unfortunately, COVID-19 has delayed our R&D progress on MRI imaging of cerebrospinal fluid (CSF) flow and its impact on neurodegenerative diseases. Our research is focused on quantifying CSF flow and the velocity at which it navigates through the head, neck and spine. We’ve been able to quantify CSF flow from asymptomatic patients to assess quantitative degree to which CSF flow impairment is responsible for his (her) symptoms and the degree to which the patient’s surgical or non-surgical CCJ treatment has restored the patient’s critical brain and central nervous system’s physiology to normal. We use the UPRIGHT® MRI to make cines (movies) of the fluid (CSF) as it flows up and down the neck, around the brain and up and down the spine. We are also hopeful that our research may lead to a new understanding of the role of CSF on neurodegenerative diseases, such as MS and Parkinson’s disease.

Dr. Damadian concluded, “Once the COVID-19 crisis is over and the economy returns to normal, there is every reason to believe that FONAR will significantly grow and prosper.”

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by its latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full upright weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scaner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™, CSF Videography™ and Dynamic™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	March 31, 2021	June 30, 2020
Current Assets:
Cash and cash equivalents	$40,809	$36,802
Short term investments	32	32
Accounts receivable – net	4,308	4,313
Accounts receivable - related party	42	6
Medical receivable – net	17,021	16,172
Management and other fees receivable – net	30,313	27,438
Management and other fees receivable – related medical practices – net	7,530	6,896
Inventories	1,971	1,649
Contract assets	218	153
Income tax receivable	—	671
Prepaid expenses and other current assets	1,330	1,758
Total Current Assets	103,574	95,890

Accounts receivable	2,790	2,730
Deferred income tax asset	17,098	18,810
Property and equipment – net	22,133	21,364
Right-of-use Asset – operating lease	29,462	31,392
Right-of-use Asset – financing lease	1,177	1,326
Goodwill	4,269	3,985
Other intangible assets – net	4,090	4,109
Other assets	659	653
Total Assets	$185,252	$180,259

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31, 2021	June 30, 2020
Current Liabilities:
Current portion of long-term debt and capital leases	$193	$108
Accounts payable	1,776	1,965
Other current liabilities	6,252	8,185
Unearned revenue on service contracts	4,121	4,105
Unearned revenue on service contracts – related party	28	—
Operating lease liability - current portion	3,482	3,370
Financing lease liability - current portion	201	75
Customer deposits	1,038	855

Total Current Liabilities	17,091	18,663

Long-Term Liabilities:
Unearned revenue on service contracts	2,718	2,656
Deferred income tax liability	234	234
Due to related medical practices	93	93
Operating lease liability – net of current portion	28,288	30,105
Financing lease liability – net of current portion	1,099	1,251
Long-term debt and capital leases, less current portion	770	865
Other liabilities	164	150

Total Long-Term Liabilities	33,366	35,354
Total Liabilities	50,457	54,017

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	March 31, 2021	June 30, 2020
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at March 31, 2021 and June 30, 2020, 313 issued and outstanding at March 31, 2021 and June 30, 2020	$—	$—
Preferred stock $.001 par value; 567 shares authorized at March 31, 2021 and June 30, 2020, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at March 31, 2021 and June 30, 2020, 6,566 and 6,459 issued at March 31, 2021 and June 30, 2020, 6,554 and 6,447 outstanding at March 31, 2021 and June 30, 2020	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at March 31, 2021 and June 30, 2020; .146 issued and outstanding at March 31, 2021 and June 30, 2020	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at March 31, 2021 and June 30, 2020, 383 issued and outstanding at March 31, 2021 and June 30, 2020	—	—
Paid-in capital in excess of par value	185,101	183,076
Accumulated deficit	(46,728)	(56,215)
Treasury stock, at cost - 12 shares of common stock at March 31, 2021 and June 30, 2020	(675)	(675)
Total Fonar Corporation’s Stockholders’ Equity	137,699	126,187
Noncontrolling interests	(2,904)	55
Total Stockholders' Equity	134,795	126,242
Total Liabilities and Stockholders' Equity	$185,252	$180,259

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED MARCH 31,
REVENUES	2021	2020
Patient fee revenue – net of contractual allowances and discounts	$6,043	$5,713
Product sales – net	503	92
Service and repair fees – net	1,914	1,942
Service and repair fees - related parties – net	28	28
Management and other fees – net	11,808	11,218
Management and other fees - related medical practices – net	2,794	2,693
Total Revenues – Net	23,090	21,686
COSTS AND EXPENSES
Costs related to patient fee revenue	2,828	2,840
Costs related to product sales	152	235
Costs related to service and repair fees	627	674
Costs related to service and repair fees - related parties	9	9
Costs related to management and other fees	7,073	6,004
Costs related to management and other fees – related medical practices	1,746	1,550
Research and development	419	535
Selling, general and administrative	6,114	7,224
Total Costs and Expenses	18,968	19,071
Income From Operations	4,122	2,615
Other Income/(Expense)	144	—
Interest Expense	(19)	(17)
Investment Income	64	126
Income Before Provision for Income Taxes and Noncontrolling Interests	4,311	2,724
Provision for Income Taxes	(12)	(810)
Net Income	4,299	1,914
Net Income - Noncontrolling Interests	(431)	(653)
Net Income – Attributable to FONAR	$3,868	$1,261
Net Income Available to Common Stockholders	$3,634	$1,184
Net Income Available to Class A Non-Voting Preferred Stockholders	$174	$57
Net Income Available to Class C Common Stockholders	$60	$20
Basic Net Income Per Common Share Available to Common Stockholders	$0.55	$0.18
Diluted Net Income Per Common Share Available to Common Stockholders	$0.54	$0.18
Basic and Diluted Income Per Share – Class C Common	$0.16	$0.05
Weighted Average Basic Shares Outstanding – Common Stockholders	6,554	6,447
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,682	6,575
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	383	383

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE NINE MONTHS ENDED MARCH 31,
REVENUES	2021	2020
Patient fee revenue – net of contractual allowances and discounts	$16,372	$17,754
Product sales – net	534	288
Service and repair fees – net	5,702	6,044
Service and repair fees - related parties – net	83	83
Management and other fees – net	34,362	33,242
Management and other fees - related medical practices – net	8,181	7,473
Total Revenues – Net	65,234	64,884
COSTS AND EXPENSES
Costs related to patient fee revenue	7,997	8,660
Costs related to product sales	477	685
Costs related to service and repair fees	1,861	2,196
Costs related to service and repair fees - related parties	27	30
Costs related to management and other fees	18,861	18,203
Costs related to management and other fees – related medical practices	4,696	4,707
Research and development	1,243	1,590
Selling, general and administrative	16,818	15,691
Total Costs and Expenses	51,980	51,762
Income From Operations	13,254	13,122
Other Income/(Expense)	4	1
Interest Expense	(57)	(57)
Investment Income	251	413
Income Before Provision for Income Taxes and Noncontrolling Interests	13,452	13,479
Provision for Income Taxes	(1,974)	(2,849)
Net Income	11,478	10,630
Net Income - Noncontrolling Interests	(1,991)	(2,966)
Net Income – Attributable to FONAR	$9,487	$7,664
Net Income Available to Common Stockholders	$8,915	$7,194
Net Income Available to Class A Non-Voting Preferred Stockholders	$426	$350
Net Income Available to Class C Common Stockholders	$146	$120
Basic Net Income Per Common Share Available to Common Stockholders	$1.37	$1.12
Diluted Net Income Per Common Share Available to Common Stockholders	$1.35	$1.10
Basic and Diluted Income Per Share – Class C Common	$0.38	$0.31
Weighted Average Basic Shares Outstanding – Common Stockholders	6,489	6,442
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,617	6,570
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	383	383

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE NINE MONTHS ENDED MARCH 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$11,478	$10,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,100	3,001
Amortization on right-of-use assets	1,543	2,505
Provision(Recovery) for bad debts	5,103	1,711
Deferred income tax – net	1,712	2,481
Compensatory element of stock issuances	83	—
Stock issued for costs and expenses	1,941	1,990
Abandoned patents	1	—
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivables	(9,551)	(6,808)
Notes receivable	36	22
Contract assets	(65)	372
Inventories	(323)	23
Income tax receivable	671	—
Prepaid expenses and other current assets	424	570
Other assets	(1)	(142)
Increase (decrease) in operating liabilities, net:
Accounts payable	(189)	(175)
Other current liabilities	(1,827)	(193)
Operating lease liabilities	(1,168)	(2,216)
Financing lease liabilities	(25)	—
Customer deposits	183	56
Other liabilities	14	105
Net cash provided by operating activities	13,140	13,932
Cash Flows from Investing Activities:
Purchases of property and equipment	(2,942)	(6,601)
Purchase of imaging facility	(1,123)	—
Proceeds of short term investment	—	15,063
Cost of patents	(108)	(79)
Net cash (used)/provided by in investing activities	(4,173)	8,383
Cash Flows from Financing Activities:
Repayment of borrowings and capital lease obligations	(73)	(33)
Proceeds from debt	63	—
Distributions to noncontrolling interests	(4,950)	(5,145)
Net cash used in financing activities	(4,960)	(5,178)
Net Increase in Cash and Cash Equivalents	4,007	17,137
Cash and Cash Equivalents - Beginning of Period	36,802	13,882
Cash and Cash Equivalents - End of Period	$40,809	$31,019